Exhibit 99.1

`	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

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Investor Contact: Peter Seltzberg, Managing Director Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Closes on Acquisition of CUI Inc. Power Assets

JERSEY CITY, NJ, December 3, 2019 - Bel Fuse Inc. (“Bel,” or, “the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), a leading supplier of products that power, protect and connect electronic circuits, today announced that the Company has closed on its previously-announced asset purchase agreement (the “Agreement”) with CUI Global Inc. (Nasdaq:CUI) related to the purchase of the majority of the power business of CUI Inc.

The acquired business had trailing twelve-month sales of approximately $37 million and is expected to be accretive to Bel’s consolidated net earnings by the second quarter of 2020.  Gross margins (unaudited) are higher than Bel’s historical range, and the combination is expected to yield annual cost synergies of approximately $500,000.  Bel will continue to operate the business from CUI Inc.’s leased ISO 9001:2015-certified facility in Tualatin, Oregon.

Transaction Benefits

The well-known CUI Inc. power brand will join Bel Power Solutions as leading power supply and conditioning brands in the Bel Power portfolio.  We believe that the combination of Bel and the CUI Inc. power business will:

●	Increase Bel’s presence in the distribution channel, making us the top supplier for power products at one of the major electronic catalog distributors
●	Unite complementary capabilities, sales channels and customer relationships
●	Broaden our Power Product Portfolio giving us a full range of products to support all our customer power needs
●	Enhance our gross margin profile and make a positive contribution to our net earnings
●	Provide alternative business models and strategies to analyze and potentially implement on a broader scale
●	Produce cost synergies, $500,000 of which have been identified to date

The Company paid $32 million in cash for the CUI Inc. power business acquired under the terms of the Agreement.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding the anticipated impact of the CUI Inc. power business acquisition on Bel's growth and profitability and on Bel’s competitive position, the expected accretive nature of the acquisition, the expected effects of the acquisition on distribution channels, sales channels and customer relationships, the expected impact on Bel’s gross margin and consolidated net earnings from the CUI Inc. power business and anticipated synergies of the combined businesses) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies and businesses, including the CUI Inc. power business; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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